CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Renaissance Capital Greenwich Funds and to the use of our report dated November 17, 2006 on the financial statements and financial highlights of The IPO Plus Aftermarket Fund a series of shares of Renaissance Capital Greenwich Funds.   Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 29, 2007